Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Pervasip Corp. on Form S-8, File No. 333-120812 of our report dated March 2, 2009 with respect to our audit of the consolidated financial statements of Pervasip Corp. and subsidiaries as of November 30, 2008 and for the years ended November 30, 2008 and 2007, which report is included in this Annual Report on Form 10-KSB of Pervasip Corp. and subsidiaries for the years ended November 30, 2008 and 2007.

Nussbaum Yates Berg Klein & Wolpow, LLP

Melville, New York
March 2, 2009